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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D/A
Under the Securities Exchange Act of 1934
(Amendment No. 1)

___________

Cohen & Steers Select Utility Fund, Inc.
-------------------------------------------------------------------------------
(Name of Issuer)

Common Stock
-------------------------------------------------------------------------------
(Title of Class of Securities)

19248A109
----------------------------------------
(CUSIP Number)

Full Value Advisors L.L.C.
Park 80 West, Plaza Two, Suite 750
Saddle Brook, NJ 07663
Tel. (201) 556-0092

With a copy to:

Stephen P. Wink, Esq.
Cahill/Wink LLP
5 Penn Plaza
23rd Floor
New York, NY 10001
(646) 378-2105
-------------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

November 19, 2007
-------------------------------------------------------------------------------
(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box.  [  ]

Note:  Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits.  See ss. §240.13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

------------------------------------------------
CUSIP No. 19248A109
------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
1 Name of Reporting Persons
I.R.S. Identification Nos. of above persons (entities only)

Full Value Advisors L.L.C.
22-3813015
------------------------------------------------------------------------------------------------------------------------------
2 Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [ ]
(b) [X]
------------------------------------------------------------------------------------------------------------------------------
3 SEC Use Only
------------------------------------------------------------------------------------------------------------------------------
4 Source of Funds (See Instructions)

WC
------------------------------------------------------------------------------------------------------------------------------
5 Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)[ ]
------------------------------------------------------------------------------------------------------------------------------
6 Citizenship or Place of Organization

New Jersey
-------------------------------------------------------------------------------------------------------------------------------------------------------------

Number of 7 Sole Voting Power 762,583
--------------------------------------------------------------------------------------------------------------------------------------------------------------
Shares

Beneficially 8 Shared Voting Power 0
--------------------------------------------------------------------------------------------------------------------------------------------------------------
Owned by

Each 9 Sole Dispositive Power 762,583
--------------------------------------------------------------------------------------------------------------------------------------------------------------
Reporting

Person With: 10 Shared Dispositive Power 0
--------------------------------------------------------------------------------------------------------------------------------------------------------------

11 Aggregate Amount Beneficially Owned by Each Reporting Person

3,112,226
--------------------------------------------------------------------------------------------------------------------------------------------------------------
12 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)[ ]

--------------------------------------------------------------------------------------------------------------------------------------------------------------
13 Percent of Class Represented by Amount in Row (11)

7.2%
--------------------------------------------------------------------------------------------------------------------------------------------------------------
14 Type of Reporting Person (See Instructions)

OO
---------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------
CUSIP No. 19248A109
------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
1 Name of Reporting Persons
I.R.S. Identification Nos. of above persons (entities only)

Full Value Partners L.P.
22-3813020
------------------------------------------------------------------------------------------------------------------------------
2 Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [ ]
(b) [X]
------------------------------------------------------------------------------------------------------------------------------
3 SEC Use Only
------------------------------------------------------------------------------------------------------------------------------
4 Source of Funds (See Instructions)

WC
------------------------------------------------------------------------------------------------------------------------------
5 Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)[ ]
------------------------------------------------------------------------------------------------------------------------------
6 Citizenship or Place of Organization

Delaware
---------------------------------------------------------------------------------------------------------------------------------------------------------

Number of 7 Sole Voting Power 0
---------------------------------------------------------------------------------------------------------------------------------------------------------
Shares

Beneficially 8 Shared Voting Power 731,589
----------------------------------------------------------------------------------------------------------------------------------------------------------
Owned by

Each 9 Sole Dispositive Power 0
----------------------------------------------------------------------------------------------------------------------------------------------------------
Reporting

Person With: 10 Shared Dispositive Power 731,589
----------------------------------------------------------------------------------------------------------------------------------------------------------

11 Aggregate Amount Beneficially Owned by Each Reporting Person

3,112,226
----------------------------------------------------------------------------------------------------------------------------------------------------------
12 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)[ ]

----------------------------------------------------------------------------------------------------------------------------------------------------------
13 Percent of Class Represented by Amount in Row (11)

7.2%
----------------------------------------------------------------------------------------------------------------------------------------------------------
14 Type of Reporting Person (See Instructions)

PN
----------------------------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------
CUSIP No. 19248A109
------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
1 Name of Reporting Persons
I.R.S. Identification Nos. of above persons (entities only)

Bulldog Investors I, LLC
74-3225389
------------------------------------------------------------------------------------------------------------------------------
2 Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [ ]
(b) [X]
------------------------------------------------------------------------------------------------------------------------------
3 SEC Use Only
------------------------------------------------------------------------------------------------------------------------------
4 Source of Funds (See Instructions)

WC
------------------------------------------------------------------------------------------------------------------------------
5 Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)[ ]
------------------------------------------------------------------------------------------------------------------------------
6 Citizenship or Place of Organization

Delaware
---------------------------------------------------------------------------------------------------------------------------------------------

Number of 7 Sole Voting Power 0
---------------------------------------------------------------------------------------------------------------------------------------------
Shares

Beneficially 8 Shared Voting Power 1,298,368
---------------------------------------------------------------------------------------------------------------------------------------------
Owned by

Each 9 Sole Dispositive Power 0
---------------------------------------------------------------------------------------------------------------------------------------------
Reporting

Person With: 10 Shared Dispositive Power 1,298,368
---------------------------------------------------------------------------------------------------------------------------------------------

11 Aggregate Amount Beneficially Owned by Each Reporting Person

3,112,226
---------------------------------------------------------------------------------------------------------------------------------------------
12 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)[ ]

---------------------------------------------------------------------------------------------------------------------------------------------
13 Percent of Class Represented by Amount in Row (11)

7.2%
---------------------------------------------------------------------------------------------------------------------------------------------
14 Type of Reporting Person (See Instructions)

OO
---------------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------
CUSIP No. 19248A109
------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
1 Name of Reporting Persons
I.R.S. Identification Nos. of above persons (entities only)

Opportunity Partners L.P.
11-3132092
------------------------------------------------------------------------------------------------------------------------------
2 Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [ ]
(b) [X]
------------------------------------------------------------------------------------------------------------------------------
3 SEC Use Only
------------------------------------------------------------------------------------------------------------------------------
4 Source of Funds (See Instructions)

WC
------------------------------------------------------------------------------------------------------------------------------
5 Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)[ ]
------------------------------------------------------------------------------------------------------------------------------
6 Citizenship or Place of Organization

Ohio
------------------------------------------------------------------------------------------------------------------------------------------

Number of 7 Sole Voting Power 0
------------------------------------------------------------------------------------------------------------------------------------------
Shares

Beneficially 8 Shared Voting Power 454,707
------------------------------------------------------------------------------------------------------------------------------------------
Owned by

Each 9 Sole Dispositive Power 0
------------------------------------------------------------------------------------------------------------------------------------------
Reporting

Person With: 10 Shared Dispositive Power 454,707
------------------------------------------------------------------------------------------------------------------------------------------

11 Aggregate Amount Beneficially Owned by Each Reporting Person

3,112,226
------------------------------------------------------------------------------------------------------------------------------------------
12 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)[ ]

------------------------------------------------------------------------------------------------------------------------------------------
13 Percent of Class Represented by Amount in Row (11)

7.2%
------------------------------------------------------------------------------------------------------------------------------------------
14 Type of Reporting Person (See Instructions)

PN
------------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------
CUSIP No. 19248A109
------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
1 Name of Reporting Persons
I.R.S. Identification Nos. of above persons (entities only)

Calapasas Investment Partners L.P.
95-4463608
------------------------------------------------------------------------------------------------------------------------------
2 Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [ ]
(b) [X]
------------------------------------------------------------------------------------------------------------------------------
3 SEC Use Only
------------------------------------------------------------------------------------------------------------------------------
4 Source of Funds (See Instructions)

WC
------------------------------------------------------------------------------------------------------------------------------
5 Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)[ ]
------------------------------------------------------------------------------------------------------------------------------
6 Citizenship or Place of Organization

California
-------------------------------------------------------------------------------------------------------------------------------------

Number of 7 Sole Voting Power 0
-------------------------------------------------------------------------------------------------------------------------------------
Shares

Beneficially 8 Shared Voting Power 129,510
-------------------------------------------------------------------------------------------------------------------------------------
Owned by

Each 9 Sole Dispositive Power 0
-------------------------------------------------------------------------------------------------------------------------------------
Reporting

Person With: 10 Shared Dispositive Power 129,510
-------------------------------------------------------------------------------------------------------------------------------------

11 Aggregate Amount Beneficially Owned by Each Reporting Person

3,112,226
-------------------------------------------------------------------------------------------------------------------------------------
12 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)[ ]

-------------------------------------------------------------------------------------------------------------------------------------
13 Percent of Class Represented by Amount in Row (11)

7.2%
-------------------------------------------------------------------------------------------------------------------------------------
14 Type of Reporting Person (See Instructions)

PN
-------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------
CUSIP No. 19248A109
------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
1 Name of Reporting Persons
I.R.S. Identification Nos. of above persons (entities only)

Opportunity Income Plus Fund L.P.
20-1384166
------------------------------------------------------------------------------------------------------------------------------
2 Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [ ]
(b) [X]
------------------------------------------------------------------------------------------------------------------------------
3 SEC Use Only
------------------------------------------------------------------------------------------------------------------------------
4 Source of Funds (See Instructions)

WC
------------------------------------------------------------------------------------------------------------------------------
5 Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)[ ]
------------------------------------------------------------------------------------------------------------------------------
6 Citizenship or Place of Organization

Delaware
------------------------------------------------------------------------------------------------------------------------------------

Number of 7 Sole Voting Power 0
------------------------------------------------------------------------------------------------------------------------------------
Shares

Beneficially 8 Shared Voting Power 103,859
------------------------------------------------------------------------------------------------------------------------------------
Owned by

Each 9 Sole Dispositive Power 0
------------------------------------------------------------------------------------------------------------------------------------
Reporting

Person With: 10 Shared Dispositive Power 103,859
------------------------------------------------------------------------------------------------------------------------------------

11 Aggregate Amount Beneficially Owned by Each Reporting Person

3,112,226
-------------------------------------------------------------------------------------------------------------------------------------
12 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)[ ]

-------------------------------------------------------------------------------------------------------------------------------------
13 Percent of Class Represented by Amount in Row (11)

7.2%
-------------------------------------------------------------------------------------------------------------------------------------
14 Type of Reporting Person (See Instructions)

PN
-------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------
CUSIP No. 19248A109
------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
1 Name of Reporting Persons
I.R.S. Identification Nos. of above persons (entities only)

Full Value Special Situations Fund, LP
20-5465325
------------------------------------------------------------------------------------------------------------------------------
2 Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [ ]
(b) [X]
------------------------------------------------------------------------------------------------------------------------------
3 SEC Use Only
------------------------------------------------------------------------------------------------------------------------------
4 Source of Funds (See Instructions)

WC
------------------------------------------------------------------------------------------------------------------------------
5 Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)[ ]
------------------------------------------------------------------------------------------------------------------------------
6 Citizenship or Place of Organization

Delaware
-------------------------------------------------------------------------------------------------------------------------------------

Number of 7 Sole Voting Power 0
-------------------------------------------------------------------------------------------------------------------------------------
Shares

Beneficially 8 Shared Voting Power 75,574
-------------------------------------------------------------------------------------------------------------------------------------
Owned by

Each 9 Sole Dispositive Power 0
-------------------------------------------------------------------------------------------------------------------------------------
Reporting

Person With: 10 Shared Dispositive Power 75,574
-------------------------------------------------------------------------------------------------------------------------------------

11 Aggregate Amount Beneficially Owned by Each Reporting Person

3,112,226
--------------------------------------------------------------------------------------------------------------------------------------
12 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)[ ]

--------------------------------------------------------------------------------------------------------------------------------------
13 Percent of Class Represented by Amount in Row (11)

7.2%
--------------------------------------------------------------------------------------------------------------------------------------
14 Type of Reporting Person (See Instructions)

PN
--------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------
CUSIP No. 19248A109
------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
1 Name of Reporting Persons
I.R.S. Identification Nos. of above persons (entities only)

Full Value Offshore Partners L.P.
98-0516495
------------------------------------------------------------------------------------------------------------------------------
2 Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [ ]
(b) [X]
------------------------------------------------------------------------------------------------------------------------------
3 SEC Use Only
------------------------------------------------------------------------------------------------------------------------------
4 Source of Funds (See Instructions)

WC
------------------------------------------------------------------------------------------------------------------------------
5 Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)[ ]
------------------------------------------------------------------------------------------------------------------------------
6 Citizenship or Place of Organization

Cayman Islands
--------------------------------------------------------------------------------------------------------------------------------------

Number of 7 Sole Voting Power 0
--------------------------------------------------------------------------------------------------------------------------------------
Shares

Beneficially 8 Shared Voting Power 30,994
--------------------------------------------------------------------------------------------------------------------------------------
Owned by

Each 9 Sole Dispositive Power 0
--------------------------------------------------------------------------------------------------------------------------------------
Reporting

Person With: 10 Shared Dispositive Power 30,994
--------------------------------------------------------------------------------------------------------------------------------------

11 Aggregate Amount Beneficially Owned by Each Reporting Person

3,112,226
-----------------------------------------------------------------------------------------------------------------------------------------
12 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)[ ]

-----------------------------------------------------------------------------------------------------------------------------------------
13 Percent of Class Represented by Amount in Row (11)

7.2%
-----------------------------------------------------------------------------------------------------------------------------------------
14 Type of Reporting Person (See Instructions)

PN
-----------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------
CUSIP No. 19248A109
------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
1 Name of Reporting Persons
I.R.S. Identification Nos. of above persons (entities only)

Mercury Partners L.P.
91-1866104
------------------------------------------------------------------------------------------------------------------------------
2 Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [ ]
(b) [X]
------------------------------------------------------------------------------------------------------------------------------
3 SEC Use Only
------------------------------------------------------------------------------------------------------------------------------
4 Source of Funds (See Instructions)

WC
------------------------------------------------------------------------------------------------------------------------------
5 Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)[ ]
------------------------------------------------------------------------------------------------------------------------------
6 Citizenship or Place of Organization

California
-------------------------------------------------------------------------------------------------------------------------------------------

Number of 7 Sole Voting Power 0
-------------------------------------------------------------------------------------------------------------------------------------------
Shares

Beneficially 8 Shared Voting Power 139,190
-------------------------------------------------------------------------------------------------------------------------------------------
Owned by

Each 9 Sole Dispositive Power 0
-------------------------------------------------------------------------------------------------------------------------------------------
Reporting

Person With: 10 Shared Dispositive Power 139,190
-------------------------------------------------------------------------------------------------------------------------------------------

11 Aggregate Amount Beneficially Owned by Each Reporting Person

3,112,226
-------------------------------------------------------------------------------------------------------------------------------------------
12 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)[ ]

-------------------------------------------------------------------------------------------------------------------------------------------
13 Percent of Class Represented by Amount in Row (11)

7.2%
-------------------------------------------------------------------------------------------------------------------------------------------
14 Type of Reporting Person (See Instructions)

PN
-------------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------
CUSIP No. 19248A109
------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
1 Name of Reporting Persons
I.R.S. Identification Nos. of above persons (entities only)

Steady Gain Partners L.P.
11-3601582
------------------------------------------------------------------------------------------------------------------------------
2 Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [ ]
(b) [X]
------------------------------------------------------------------------------------------------------------------------------
3 SEC Use Only
------------------------------------------------------------------------------------------------------------------------------
4 Source of Funds (See Instructions)
WC
------------------------------------------------------------------------------------------------------------------------------
5 Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)[ ]
------------------------------------------------------------------------------------------------------------------------------
6 Citizenship or Place of Organization

Delaware
-----------------------------------------------------------------------------------------------------------------------------------------

Number of 7 Sole Voting Power 0
-----------------------------------------------------------------------------------------------------------------------------------------
Shares

Beneficially 8 Shared Voting Power 119,035
-----------------------------------------------------------------------------------------------------------------------------------------
Owned by

Each 9 Sole Dispositive Power 0
-----------------------------------------------------------------------------------------------------------------------------------------
Reporting

Person With: 10 Shared Dispositive Power 119,035
------------------------------------------------------------------------------------------------------------

11 Aggregate Amount Beneficially Owned by Each Reporting Person

3,112,226
--------------------------------------------------------------------------------------------------------------------------------------------
12 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)[ ]

--------------------------------------------------------------------------------------------------------------------------------------------
13 Percent of Class Represented by Amount in Row (11)

7.2%
--------------------------------------------------------------------------------------------------------------------------------------------
14 Type of Reporting Person (See Instructions)

PN
--------------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------
CUSIP No. 19248A109
------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
1 Name of Reporting Persons
I.R.S. Identification Nos. of above persons (entities only)

Phillip Goldstein

------------------------------------------------------------------------------------------------------------------------------
2 Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [ ]
(b) [X]
------------------------------------------------------------------------------------------------------------------------------
3 SEC Use Only
------------------------------------------------------------------------------------------------------------------------------
4 Source of Funds (See Instructions)

PF
------------------------------------------------------------------------------------------------------------------------------
5 Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)[ ]
------------------------------------------------------------------------------------------------------------------------------
6 Citizenship or Place of Organization

U.S.A.
------------------------------------------------------------------------------------------------------------------------------------------

Number of 7 Sole Voting Power 20,200
------------------------------------------------------------------------------------------------------------------------------------------
Shares

Beneficially 8 Shared Voting Power 0
------------------------------------------------------------------------------------------------------------------------------------------
Owned by

Each 9 Sole Dispositive Power 20,200
------------------------------------------------------------------------------------------------------------------------------------------
Reporting

Person With: 10 Shared Dispositive Power 0
------------------------------------------------------------------------------------------------------------------------------------------

11 Aggregate Amount Beneficially Owned by Each Reporting Person

3,112,226
---------------------------------------------------------------------------------------------------------------------------------------------
12 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)[ ]

---------------------------------------------------------------------------------------------------------------------------------------------
13 Percent of Class Represented by Amount in Row (11)

7.2%
---------------------------------------------------------------------------------------------------------------------------------------------
14 Type of Reporting Person (See Instructions)

IN
---------------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------
CUSIP No. 19248A109
------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
1 Name of Reporting Persons
I.R.S. Identification Nos. of above persons (entities only)

SPAR Advisors L.L.C.
20-1384114
------------------------------------------------------------------------------------------------------------------------------
2 Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [ ]
(b) [X]
------------------------------------------------------------------------------------------------------------------------------
3 SEC Use Only
------------------------------------------------------------------------------------------------------------------------------
4 Source of Funds (See Instructions)

WC
------------------------------------------------------------------------------------------------------------------------------
5 Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)[ ]
------------------------------------------------------------------------------------------------------------------------------
6 Citizenship or Place of Organization

New York
----------------------------------------------------------------------------------------------------------------------------------------------

Number of 7 Sole Voting Power 1,402,227
----------------------------------------------------------------------------------------------------------------------------------------------
Shares

Beneficially 8 Shared Voting Power 0
-----------------------------------------------------------------------------------------------------------------------------------------------
Owned by

Each 9 Sole Dispositive Power 1,402,227
-----------------------------------------------------------------------------------------------------------------------------------------------
Reporting

Person With: 10 Shared Dispositive Power 0
-----------------------------------------------------------------------------------------------------------------------------------------------

11 Aggregate Amount Beneficially Owned by Each Reporting Person

3,112,226
-----------------------------------------------------------------------------------------------------------------------------------------------
12 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)[ ]

-----------------------------------------------------------------------------------------------------------------------------------------------
13 Percent of Class Represented by Amount in Row (11)

7.2%
-----------------------------------------------------------------------------------------------------------------------------------------------
14 Type of Reporting Person (See Instructions)

OO
-----------------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------
CUSIP No. 19248A109
------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
1 Name of Reporting Persons
I.R.S. Identification Nos. of above persons (entities only)

Kimball & Winthrop, Inc.
11-3132090
------------------------------------------------------------------------------------------------------------------------------
2 Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [ ]
(b) [X]
------------------------------------------------------------------------------------------------------------------------------
3 SEC Use Only
------------------------------------------------------------------------------------------------------------------------------
4 Source of Funds (See Instructions)

WC
------------------------------------------------------------------------------------------------------------------------------
5 Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)[ ]
------------------------------------------------------------------------------------------------------------------------------
6 Citizenship or Place of Organization

Ohio
-----------------------------------------------------------------------------------------------------------------------------------------------

Number of 7 Sole Voting Power 463,907
-----------------------------------------------------------------------------------------------------------------------------------------------
Shares

Beneficially 8 Shared Voting Power 0
-----------------------------------------------------------------------------------------------------------------------------------------------
Owned by

Each 9 Sole Dispositive Power 463,907
-----------------------------------------------------------------------------------------------------------------------------------------------
Reporting

Person With: 10 Shared Dispositive Power 0
-----------------------------------------------------------------------------------------------------------------------------------------------

11 Aggregate Amount Beneficially Owned by Each Reporting Person

3,112,226
-----------------------------------------------------------------------------------------------------------------------------------------------
12 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)[ ]

-----------------------------------------------------------------------------------------------------------------------------------------------
13 Percent of Class Represented by Amount in Row (11)

7.2%
-----------------------------------------------------------------------------------------------------------------------------------------------
14 Type of Reporting Person (See Instructions)

CO
-----------------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------
CUSIP No. 19248A109
------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
1 Name of Reporting Persons
I.R.S. Identification Nos. of above persons (entities only)

Klein, Bogakos and Robertson, Cpas, Inc.
95-4043897
------------------------------------------------------------------------------------------------------------------------------
2 Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [ ]
(b) [X]
------------------------------------------------------------------------------------------------------------------------------
3 SEC Use Only
------------------------------------------------------------------------------------------------------------------------------
4 Source of Funds (See Instructions)

WC
------------------------------------------------------------------------------------------------------------------------------
5 Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)[ ]
------------------------------------------------------------------------------------------------------------------------------
6 Citizenship or Place of Organization

California
---------------------------------------------------------------------------------------------------------------------------------------------

Number of 7 Sole Voting Power 129,510
---------------------------------------------------------------------------------------------------------------------------------------------
Shares

Beneficially 8 Shared Voting Power 0
----------------------------------------------------------------------------------------------------------------------------------------------
Owned by

Each 9 Sole Dispositive Power 129,510
----------------------------------------------------------------------------------------------------------------------------------------------
Reporting

Person With: 10 Shared Dispositive Power 0
----------------------------------------------------------------------------------------------------------------------------------------------

11 Aggregate Amount Beneficially Owned by Each Reporting Person

3,112,226
-----------------------------------------------------------------------------------------------------------------------------------------------
12 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)[ ]

-----------------------------------------------------------------------------------------------------------------------------------------------
13 Percent of Class Represented by Amount in Row (11)

7.2%
-----------------------------------------------------------------------------------------------------------------------------------------------
14 Type of Reporting Person (See Instructions)

CO
-----------------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------
CUSIP No. 19248A109
------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
1 Name of Reporting Persons
I.R.S. Identification Nos. of above persons (entities only)

Full Value Special Situations Fund GP LLC
20-5465387
------------------------------------------------------------------------------------------------------------------------------
2 Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [ ]
(b) [X]
------------------------------------------------------------------------------------------------------------------------------
3 SEC Use Only
------------------------------------------------------------------------------------------------------------------------------
4 Source of Funds (See Instructions)

WC
------------------------------------------------------------------------------------------------------------------------------
5 Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)[ ]
------------------------------------------------------------------------------------------------------------------------------
6 Citizenship or Place of Organization

Delaware
---------------------------------------------------------------------------------------------------------------------------------------------

Number of 7 Sole Voting Power 75,574
---------------------------------------------------------------------------------------------------------------------------------------------
Shares

Beneficially 8 Shared Voting Power 0
---------------------------------------------------------------------------------------------------------------------------------------------
Owned by

Each 9 Sole Dispositive Power 75,574
---------------------------------------------------------------------------------------------------------------------------------------------
Reporting

Person With: 10 Shared Dispositive Power 0
----------------------------------------------------------------------------------------------------------------------------------------------

11 Aggregate Amount Beneficially Owned by Each Reporting Person

3,112,226
-----------------------------------------------------------------------------------------------------------------------------------------------
12 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)[ ]

-----------------------------------------------------------------------------------------------------------------------------------------------
13 Percent of Class Represented by Amount in Row (11)

7.2%
-----------------------------------------------------------------------------------------------------------------------------------------------
14 Type of Reporting Person (See Instructions)

OO
-----------------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------
CUSIP No. 19248A109
------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
1 Name of Reporting Persons
I.R.S. Identification Nos. of above persons (entities only)

GSG Capital Advisors LLC
95-4655639
------------------------------------------------------------------------------------------------------------------------------
2 Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [ ]
(b) [X]
------------------------------------------------------------------------------------------------------------------------------
3 SEC Use Only
------------------------------------------------------------------------------------------------------------------------------
4 Source of Funds (See Instructions)

WC
------------------------------------------------------------------------------------------------------------------------------
5 Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)[ ]
------------------------------------------------------------------------------------------------------------------------------
6 Citizenship or Place of Organization

California
-------------------------------------------------------------------------------------------------------------------------------------

Number of 7 Sole Voting Power 139,190
-------------------------------------------------------------------------------------------------------------------------------------
Shares

Beneficially 8 Shared Voting Power 0
--------------------------------------------------------------------------------------------------------------------------------------
Owned by

Each 9 Sole Dispositive Power 139,190
--------------------------------------------------------------------------------------------------------------------------------------
Reporting

Person With: 10 Shared Dispositive Power 0
--------------------------------------------------------------------------------------------------------------------------------------

11 Aggregate Amount Beneficially Owned by Each Reporting Person

3,112,226
-------------------------------------------------------------------------------------------------------------------------------------------
12 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)[ ]

-------------------------------------------------------------------------------------------------------------------------------------------
13 Percent of Class Represented by Amount in Row (11)

7.2%
-------------------------------------------------------------------------------------------------------------------------------------------
14 Type of Reporting Person (See Instructions)

OO
-------------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------
CUSIP No. 19248A109
------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
1 Name of Reporting Persons
I.R.S. Identification Nos. of above persons (entities only)

BJS Management, LLC
11-3599570
------------------------------------------------------------------------------------------------------------------------------
2 Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [ ]
(b) [X]
------------------------------------------------------------------------------------------------------------------------------
3 SEC Use Only
------------------------------------------------------------------------------------------------------------------------------
4 Source of Funds (See Instructions)

WC
------------------------------------------------------------------------------------------------------------------------------
5 Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)[ ]
------------------------------------------------------------------------------------------------------------------------------
6 Citizenship or Place of Organization

New York
----------------------------------------------------------------------------------------------------------------------------------------

Number of 7 Sole Voting Power 119,035
----------------------------------------------------------------------------------------------------------------------------------------
Shares

Beneficially 8 Shared Voting Power 0
----------------------------------------------------------------------------------------------------------------------------------------
Owned by

Each 9 Sole Dispositive Power 119,035
----------------------------------------------------------------------------------------------------------------------------------------
Reporting

Person With: 10 Shared Dispositive Power 0
----------------------------------------------------------------------------------------------------------------------------------------

11 Aggregate Amount Beneficially Owned by Each Reporting Person

3,112,226
-----------------------------------------------------------------------------------------------------------------------------------------
12 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)[ ]

-----------------------------------------------------------------------------------------------------------------------------------------
13 Percent of Class Represented by Amount in Row (11)

7.2%
-----------------------------------------------------------------------------------------------------------------------------------------
14 Type of Reporting Person (See Instructions)

OO
-----------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------
CUSIP No. 19248A109
------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
1 Name of Reporting Persons
I.R.S. Identification Nos. of above persons (entities only)

Barry Swidler

------------------------------------------------------------------------------------------------------------------------------
2 Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [ ]
(b) [X]
------------------------------------------------------------------------------------------------------------------------------
3 SEC Use Only
------------------------------------------------------------------------------------------------------------------------------
4 Source of Funds (See Instructions)

PF
------------------------------------------------------------------------------------------------------------------------------
5 Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)[ ]
------------------------------------------------------------------------------------------------------------------------------
6 Citizenship or Place of Organization

U.S.A.
----------------------------------------------------------------------------------------------------------------------------------------

Number of 7 Sole Voting Power 119,035
----------------------------------------------------------------------------------------------------------------------------------------
Shares

Beneficially 8 Shared Voting Power 0
----------------------------------------------------------------------------------------------------------------------------------------
Owned by

Each 9 Sole Dispositive Power 119,035
----------------------------------------------------------------------------------------------------------------------------------------
Reporting

Person With: 10 Shared Dispositive Power 0
----------------------------------------------------------------------------------------------------------------------------------------

11 Aggregate Amount Beneficially Owned by Each Reporting Person

3,112,226
----------------------------------------------------------------------------------------------------------------------------------------
12 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)[ ]

----------------------------------------------------------------------------------------------------------------------------------------
13 Percent of Class Represented by Amount in Row (11)

7.2%
----------------------------------------------------------------------------------------------------------------------------------------
14 Type of Reporting Person (See Instructions)

IN
----------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------
CUSIP No. 19248A109
------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
1 Name of Reporting Persons
I.R.S. Identification Nos. of above persons (entities only)

Glenn Goodstein

------------------------------------------------------------------------------------------------------------------------------
2 Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [ ]
(b) [X]
------------------------------------------------------------------------------------------------------------------------------
3 SEC Use Only
------------------------------------------------------------------------------------------------------------------------------
4 Source of Funds (See Instructions)

PF
------------------------------------------------------------------------------------------------------------------------------
5 Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)[ ]
------------------------------------------------------------------------------------------------------------------------------
6 Citizenship or Place of Organization

U.S.A.
--------------------------------------------------------------------------------------------------------------------------------------

Number of 7 Sole Voting Power 139,190
--------------------------------------------------------------------------------------------------------------------------------------
Shares

Beneficially 8 Shared Voting Power 0
--------------------------------------------------------------------------------------------------------------------------------------
Owned by

Each 9 Sole Dispositive Power 139,190
--------------------------------------------------------------------------------------------------------------------------------------
Reporting

Person With: 10 Shared Dispositive Power 0
--------------------------------------------------------------------------------------------------------------------------------------

11 Aggregate Amount Beneficially Owned by Each Reporting Person

3,112,226
--------------------------------------------------------------------------------------------------------------------------------------
12 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)[ ]

--------------------------------------------------------------------------------------------------------------------------------------
13 Percent of Class Represented by Amount in Row (11)

7.2%
--------------------------------------------------------------------------------------------------------------------------------------
14 Type of Reporting Person (See Instructions)

IN
--------------------------------------------------------------------------------------------------------------------------------------

This Amendment No. 1 amends the Schedule 13D filed October 9, 2007 (the “Schedule 13D”), and is filed by the Reporting Persons with respect to the Common Stock of the Issuer.  Capitalized terms used herein but not defined herein shall have the meanings attributed to them in the Schedule 13D.

Item 3	Source and Amount of Funds or Other Consideration

Item 3 of the Schedule 13D is supplemented as follows:

        The responses of the Reporting Persons to Row (4) of the cover pages of this Amendment No. 1 are incorporated herein by reference.  Between October 10, 2007 and November 19, 2007, certain Reporting Persons purchased an aggregate of 486,818 shares of Common Stock, as described in Item 5 of this Amendment No. 1.  All such purchases of Common Stock were made in open market transactions.  The aggregate amount of funds expended by the Reporting Persons for such purchases was $13,296,102.89, in each case including commissions and other execution related costs.

Item 5	Interest in Securities of the Issuer

Item 5 of the Scheduled 13D is supplemented as follows:

(a)-(b) The responses of the Reporting Persons to Rows (7) through (13) of the cover pages of this Amendment No. 1 are incorporated herein by reference.  The responses of the Reporting Persons to Rows (7) through (13) of the cover pages of this Amendment No. 1 include the shares of Common Stock held by the applicable Reporting Person as well as those additional shares of Common Stock as such Reporting Person may be deemed to beneficially own as a control person or a member of a group.  Additionally, the responses of Kimball & Winthrop to Rows (7) through (13) of the cover pages of this Amendment No. 1, as well as the responses of the other Reporting Persons to Rows (11) through (13) of the cover pages of this Amendment No. 1, include 9,200 shares of Common Stock held in discretionary accounts of third parties which are managed by Kimball & Winthrop (the “Managed Accounts”).  As of December 3, 2007, each of the Reporting Persons may be deemed to be the beneficial owner of an aggregate of 3,112,226 shares of Common Stock.  Such shares constitute approximately 7.2% of the issued and outstanding shares of the Common Stock (based upon the 43,320,750 shares of the Common Stock stated to be issued and outstanding by the Issuer in its latest Form N-CSR for the period ending June 30, 2007).  Except with respect to the Managed Accounts, each Reporting Person has the sole or shared power to vote or direct the vote of the shares described in the responses of such Reporting Person to Rows (7) through (13) of the cover pages of this Amendment No. 1 or to dispose or direct the disposition of such shares, in each case as described in such responses.  With respect to the Managed Accounts, Kimball & Winthrop has no power to vote or direct the vote of the 9,200 shares of Common Stock held in the Managed Accounts but has the sole power to dispose or direct the disposition of such shares.

(c)  During the past 60 days, the Reporting Persons have made the following purchases and sales of Common Stock on the open market (each of which has been effected by such Reporting Person identified next to the applicable transaction described below):

Transaction Type	Reporting Person	Transaction Date	Number of Shares	Price Per Share
			Purchased / Sold	($)
Purchase	BII	11/19/2007	66,004	27.2479
Purchase	OP	11/19/2007	17,422	27.2479
Purchase	FVP	11/19/2007	23,694	27.2479
Purchase	FVS	11/19/2007	2,509	27.2479
Purchase	FVO	11/19/2007	1,394	27.2479
Purchase	MP	11/19/2007	5,157	27.2479
Purchase	OIP	11/19/2007	2,509	27.2479
Purchase	SGP	11/19/2007	4,460	27.2479
Purchase	CIP	11/19/2007	5,155	27.2479
Purchase	BII	11/19/2007	50,000	27.2100
Purchase	BII	11/15/2007	3,900	27.0295
Purchase	BII	11/14/2007	228,100	27.1700
Purchase	BII	11/13/2007	900	27.2300
Purchase	BII	11/09/2007	2,814	27.4513
Purchase	BII	11/08/2007	8,100	27.5420
Purchase	BII	11/07/2007	20,000	27.5775
Purchase	BII	11/06/2007	5,400	27.7193
Purchase	BII	11/06/2007	5,500	27.7095
Purchase	BII	10/31/2007	8,300	27.9892
Purchase	BII	10/30/2007	20,500	27.9155
Purchase	BII	10/29/2007	5,000	27.9500

 (d) None of the Reporting Persons knows of any other person having the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of Common Stock beneficially owned by such entities.

(e) Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: December 4, 2007
FULL VALUE ADVISORS L.L.C.

By: /s/ Andrew Dakos
Name: Andrew Dakos
Title: Managing Member

FULL VALUE PARTNERS L.P.

By: FULL VALUE ADVISORS L.L.C., general partner

By: /s/ Andrew Dakos
Name: Andrew Dakos
Title: Managing Member

BULLDOG INVESTORS I, LLC

By: SPAR ADVISORS L.L.C., manager

By: /s/ Rajeev Das
Name: Rajeev Das
Title: Managing Member

OPPORTUNITY PARTNERS L.P.

By: KIMBALL & WINTHROP, INC., general partner

By: /s/ Phillip Goldstein
Name: Phillip Goldstein
Title: President

CALAPASAS INVESTMENT PARTNERS L.P.

By: KLEIN, BOGAKOS AND ROBERTSON, CPAS INC., general partner

By: /s/ Jeff Robertson
Name: Jeff Robertson
Title: President

OPPORTUNITY INCOME PLUS FUND L.P.

By: SPAR ADVISORS L.L.C., general partner

By: /s/ Rajeev Das
Name: Rajeev Das
Title: Managing Member

FULL VALUE SPECIAL SITUATIONS FUND, LP

By: FULL VALUE SPECIAL SITUATIONS FUND GP LLC, general partner

By: /s/ Andrew Dakos
Name: Andrew Dakos
Title: Managing Member

FULL VALUE OFFSHORE PARTNERS L.P.

By: FULL VALUE ADVISORS LLC, general partner

By: /s/ Andrew Dakos
Name: Andrew Dakos
Title: Managing Member

MERCURY PARTNERS L.P.

By: GSG CAPITAL ADVISORS LLC, general partner

By: /s/ Glenn Goodstein
Name: Glenn Goodstein
Title: Managing Member

STEADY GAIN PARTNERS L.P.

By: BJS Management, LLC, general partner

By: /s/ Barry Swidler
Name: Barry Swidler
Title: Managing Member

SPAR ADVISORS L.L.C.

By: /s/ Rajeev Das
Name: Rajeev Das
Title: Managing Member

KIMBALL & WINTHROP, INC.

By: /s/ Phillip Goldstein
Name: Phillip Goldstein
Title: President

KLEIN, BOGAKOS AND ROBERTSON CPAS INC.

By: /s/ Jeff Robertson
Name: Jeff Robertson
Title: President

FULL VALUE SPECIAL SITUATIONS FUND GP LLC

By: /s/ Andrew Dakos
Name: Andrew Dakos
Title: Managing Member

GSG CAPITAL ADVISORS LLC

By: /s/ Glenn Goodstein
Name: Glenn Goodstein
Title: Managing Member

BJS MANAGEMENT, LLC

By: /s/ Barry Swidler
Name: Barry Swidler
Title: Managing Member

/s/ Phillip Goldstein
Name: Phillip Goldstein

/s/ Barry Swidler
Name: Barry Swidler

/s/ Glenn Goodstein
Name: Glenn Goodstein